Exhibit (d)(2)

FOX & HOUND RESTAURANT GROUP 1551 N. Waterfront Parkway, Suite 310 Wichita, KS 67206 December 19, 2005

VIA FACSIMILE

Levine Leichtman Capital Partners, Inc.

335 North Maple Drive, Suite 240

Beverly Hills, California 90210

Attention: Steven Hartman

Ladies and Gentlemen:

You have requested certain nonpublic information from Fox & Hound Restaurant Group (together with its affiliates, the “Company”) concerning the business and operations of the Company for use in your consideration of a possible transaction with the Company (“Transaction”). As a condition to such information being furnished to you and/or your directors, officers, employees, affiliates, agents, auditors or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, your “Affiliates”), you agree to treat confidentially any and all information concerning the Company (whether prepared by the Company, its advisors or otherwise) furnished to you, whether in written, oral or electronic form, by or on behalf of the Company, its officers, employees, affiliates, representatives, agents or advisors (the “Representatives”), whether directly or indirectly, whether before or after the date hereof (collectively, the “Evaluation Material”).

1. The term “Evaluation Material” shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Affiliates that contain, are based upon or otherwise reflect information furnished to you or your Affiliates pursuant to the terms of this letter agreement. The term “Evaluation Material” does not include information that (i) is now (or hereafter becomes) generally available to the public other than as a result of a disclosure by you or any of your Affiliates or (ii) was available to you on a nonconfidential basis prior to its disclosure to you by the Company or becomes available to you on a nonconfidential basis from a source other than the Company or its Representatives, if such source is not known by you to be bound by a confidentiality obligation.

2. You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a Transaction and that you will preserve the confidentiality of all Evaluation Material and will not disclose any of the Evaluation Material to any person or entity; provided, however, that the Evaluation Material may be disclosed to those of your Affiliates to the extent that they (a) need access to the Evaluation Material for purposes of evaluating a Transaction and

Levine Leichtman Capital Partners, Inc.

December 19, 2005

(b) have been informed of the confidential nature of the Evaluation Material and agreed to be bound by the terms hereof. If you or your Affiliates are required (by discovery demand, legal proceeding or other similar process) to disclose any Evaluation Material, you may disclose such requested Evaluation Material without liability hereunder provided you shall (i) provide the Company with written notice of any such requirement as soon as practicable so that the Company may seek a protective order or other appropriate remedy and (ii) prior to disclosing such material, request that confidential treatment be accorded such information.

3. Without the prior written consent of the Company, you will not (and you will direct your Affiliates not to) disclose to any person either the fact that discussions or negotiations are taking place concerning a Transaction or any terms, conditions or other facts with respect to any Transaction (including without limitation the status thereof or the fact that Evaluation Material has been made available to you), except as otherwise required by law or the applicable rules of any national securities exchange or automated quotation system or except to the extent already disclosed in a public announcement that was not made in breach of this agreement.

4. You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that you will not, at any time prior to the second anniversary of the date of this letter agreement, recruit, solicit or hire for employment any officer or senior manager of the Company (or any employee of any company which controls, is under common control with, or is controlled by the Company with whom you have had substantive contact in connection with the process contemplated by this letter agreement) or otherwise interfere with any such employee’s employment relationship with the Company (or such other company). This paragraph shall not restrict you from hiring anyone who has responded to general solicitations in magazines and newspapers.

5. Although the Company has endeavored to include in the Evaluation Material information believed to be relevant for purposes of your inquiry, you agree that neither the Company nor any of its Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material. You agree that none of the Company nor any of its Representatives shall have any liability to you arising from any Evaluation Material or use thereof, except as may be provided in a definitive agreement relating to the Transaction.

6. You hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit you, your Representatives and any person or entity that has received material non-public information about the Company from purchasing or selling securities of the Company or from communicating such information to any person under circumstances under which such other person may be expected to purchase or sell securities of the Company.

Levine Leichtman Capital Partners, Inc.

December 19, 2005

7. Upon request at any time from the Company, you will promptly return to the Company or destroy all written Evaluation Material and all other records (regardless of form) containing or reflecting any information in the Evaluation Material (whether prepared by the Company or its Representatives or otherwise) and you will not retain any copies, extracts or other reproductions in whole or in part of such written material or other records. You will destroy all documents, memoranda, notes and other records (regardless of form and including all copies thereof) that reflect, or were prepared on the basis of, the Evaluation Material and you will certify such destruction to the Company in a certificate signed by an authorized officer who has personally supervised such destruction.

8. You agree that, unless and until a definitive agreement between you and the Company or its shareholders with respect to a Transaction has been executed and delivered, none of the Company, its shareholders or you will have any legal obligation with respect to a Transaction, except for the obligations stated in this letter agreement. This letter agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes all prior agreements and understandings between the parties hereto with respect to the transactions contemplated hereby.

9. This letter agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns. Neither this letter agreement nor any provision hereof may be waived or amended except by an instrument in writing signed by the party against which enforcement of such waiver or amendment is sought.

10. You agree to be responsible for any breach of this letter agreement by you or your Affiliates.

11. You acknowledge and agree that any breach or threatened breach of this Agreement will cause irreparable material injury to the Company, that money damages would not be a sufficient remedy for any breach of this Agreement and that, in the event of any breach or threatened breach of this letter agreement, in addition to all other applicable remedies, the Company shall be entitled to specific performance and equitable relief (including without limitation a temporary restraining order and injunctive relief), without being required to prove damages or furnish any bond or other security.

12. Under no circumstances should any Representative, shareholder, creditor, supplier, or franchisee of the Company be contacted directly without the prior consent of the Company.

13. This letter agreement shall be governed by and construed under the internal laws of the State of New York, without giving effect to any conflict of law principles. The term of this agreement shall be two years from the date hereof.

Levine Leichtman Capital Partners, Inc.

December 19, 2005

We appreciate your consideration of a Transaction. If this letter agreement correctly states your agreement with us, please confirm that agreement by signing in the space below and returning this letter agreement to the Company. This confidentiality agreement shall amend, restate, and supersede in its entirety that certain confidentiality agreement entered into between the parties dated June 23, 2005.

Sincerely, FOX & HOUND RESTAURANT GROUP

By:	/s/ STEVEN M. JOHNSON
Steven M. Johnson, CEO

Acknowledged and Agreed as of the date first above written: LEVINE LEICHTMAN CAPITAL PARTNERS

By:	/S/ STEVEN HARTMAN
Name: Steven Hartman Title: Vice President